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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                       Date of Report: February 1, 1999
               Date of Earliest Event Reported: January 22, 1999



                       TCI SATELLITE ENTERTAINMENT, INC.
            (Exact name of Registrant as specified in its Charter)

                                   DELAWARE
                (State or other jurisdiction of incorporation)

               000-21317                           84-1299995
        (Commission File Number)       (I.R.S. Employer Identification No.)


                         8085 SOUTH CHESTER, SUITE 300
                           ENGLEWOOD, COLORADO  80112
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (303) 712-4600
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ITEM 5.     OTHER EVENTS.
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     Pursuant to an Asset Purchase Agreement, dated as of January 22, 1999, among PRIMESTAR, Inc. ("PRIMESTAR"), certain wholly-owned subsidiaries of PRIMESTAR, certain stockholders of PRIMESTAR (the "Stockholders") and Hughes Electronics Corporation ("Hughes"), PRIMESTAR has agreed to sell to Hughes its medium-power direct broadcast satellite business and assets for approximately $1.32 billion in cash and stock (the "Medium Power Agreement"). The Registrant has a 37.2% interest in PRIMESTAR. The closing of the sale of PRIMESTAR's medium-power business and assets is subject to various consents of PRIMESTAR's lenders and bondholders, regulatory approval and other customary conditions.

     In a separate transaction and pursuant to an Asset Purchase Agreement, dated as of January 22, 1999, among PRIMESTAR, the Stockholders, Tempo Satellite, Inc. ("Tempo") a wholly-owned subsidiary of the Registrant ("Tempo") and Hughes, PRIMESTAR has agreed to sell to Hughes its rights to acquire Tempo's high-power satellite assets in a transaction valued at $500 million (the "High Power Agreement"). In connection with the High Power Agreement, the rights (pursuant to an option previously granted by the Registrant to PRIMESTAR) to acquire Tempo's high-power satellite assets shall be exercised. In addition, a subsidiary of PRIMESTAR shall relinquish the rights (pursuant to an option previously granted by Tempo to such subsidiary) to lease the capacity of Tempo's high-power satellites. The closing of the High Power Transaction is subject to regulatory approvals and other customary conditions.

     The foregoing description in this Current Report on Form 8-K is qualified in its entirety by the complete text of the Medium Power Agreement and the High Power Agreement which are filed as exhibits hereto.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.
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(c)  Exhibits.

     99.1  Medium Power Agreement

     99.2  High Power Agreement

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                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has dully caused this report to be signed on its behalf by the undersigned hereunto dully authorized.

Dated February 1, 1999


                              TCI SATELLITE ENTERTAINMENT, INC.



                              By: /s/Kenneth G. Carroll
                                  ---------------------
                                  Kenneth G. Carroll
                                  Senior Vice President and
                                  Chief Financial Officer

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                                 EXHIBIT INDEX
                                 -------------


99.1    Medium Power Agreement

99.2    High Power Agreement